Exhibit 99.1

B&G Foods Reports Second Quarter 2013 Financial Results

— Increases Fiscal 2013 Guidance —

Parsippany, N.J., July 18, 2013—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2013.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 8.3% to $160.9 million

•                  Operating income increased 3.2% to $36.2 million

•                  Net loss was $1.4 million, after giving effect to $18.7 million of after-tax charges related to debt refinancing and acquisition-related transaction costs

•                  Adjusted net income* increased 8.0% to $17.3 million

•                  Loss per share was $0.03, after giving effect to $0.36 per share of after-tax charges related to debt refinancing and acquisition-related transaction costs

•                  Adjusted diluted earnings per share* remained consistent at $0.33

•                  Adjusted EBITDA* increased 7.0% to $42.4 million

•                  Adjusted EBITDA guidance increased to a range of $187.0 million to $191.0 million for the full year based primarily on the recent Pirate Brands acquisition

Commenting on the results, David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “The second quarter was a very successful quarter for B&G Foods.  In May we completed the acquisition of the TrueNorth brand and in June we entered into an agreement to buy Pirate Brands, a leader in the all-natural snack foods category.  During the second quarter we also issued $700 million of senior notes at the very favorable interest rate of 4.625% and early in the third quarter increased our revolver capacity by $100.0 million.  We used the proceeds from the refinancing to retire our 7.625% senior notes, repay our tranche B term loans and to fund the Pirate Brands acquisition, which closed early in the third quarter.  We believe that by improving our debt profile, we are in a very strong position to continue to pursue accretive acquisitions.”

Mr. Wenner continued, “The quarter left our net sales volumes for our base business slightly positive for the first half of the year. We continue to grow the brands most important to us; Tier I brands were up for both the quarter and the first half.  Declines in other areas centered primarily on weak second quarter foodservice sales and continued weakness in certain Northeast retail customers.”

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

Financial Results for the Second Quarter of 2013

Net sales for the second quarter of 2013 increased $12.3 million or 8.3% to $160.9 million from $148.6 million for the second quarter of 2012.  Net sales of the New York Style and Old London brands, which B&G Foods acquired at the end of October 2012, contributed $10.9 million to the overall increase, and net sales of the TrueNorth brand, which B&G Foods acquired at the beginning of May 2013, contributed $3.2 million to the overall increase.  Net sales for B&G Foods’ base business decreased $1.8 million, or 1.2%, attributable to net price decrease of $0.6 million and a unit volume decrease of $1.2 million.

Gross profit for the second quarter of 2013 increased 7.6% to $55.7 million from $51.8 million in the second quarter of 2012.  Gross profit expressed as a percentage of net sales decreased 0.2 percentage points to 34.6% for the second quarter of 2013 from 34.8% in the second quarter of 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to the effect of the New York Style and Old London acquisition and the TrueNorth acquisition and a net price decrease of $0.6 million, partially offset by a sales mix shift to higher margin products.  Operating income increased 3.2% to $36.2 million for the second quarter of 2013, from $35.1 million in the second quarter of 2012.

Net interest expense for the second quarter of 2013 decreased $1.8 million or 15.4% to $10.0 million from $11.9 million for the second quarter of 2012.  The decrease in net interest expense in the second quarter of 2013 was primarily attributable to the refinancing of the Company’s long-term debt, including the issuance of 4.625% senior notes, the repurchase of 7.625% senior notes, and the repayment of tranche B term loans.

As a result of $18.7 million of after tax charges relating to the refinancing and acquisition-related transaction costs, the Company reported a net loss under U.S. generally accepted accounting principles (GAAP) of $1.4 million, or $0.03 per share, for the second quarter of 2013.  This compares to reported net income of $16.0 million, or $0.33 per diluted share, for the second quarter of 2012.  The Company’s adjusted net income for the second quarter of 2013, which excludes the refinancing charges and acquisition-related transaction costs, was $17.3 million, or $0.33 per adjusted diluted share.  There were no adjustments to net income for the second quarter of 2012.

For the second quarter of 2013, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, increased 7.0% to $42.4 million from $39.6 million for the second quarter of 2012.  There were no adjustments to EBITDA for the second quarter of 2012.

Financial Results for the First Two Quarters of 2013

Net sales for the first two quarters of 2013 increased $26.1 million or 8.5% to $332.1 million from $306.0 million for the first two quarters of 2012.  Net sales of the New York Style and Old London brands, which we acquired at the end of October 2012, contributed $22.2 million to the overall increase, and net sales of the TrueNorth brand, which we acquired at the beginning of May 2013, contributed $3.2 million to the overall increase.  Net sales from the Company’s base business increased $0.7 million, or 0.2%, attributable to a unit volume increase of $1.2 million and a net price decrease of $0.5 million.

Gross profit for the first two quarters of 2013 increased 5.5% to $114.5 million from $108.6 million in the first two quarters of 2012.  Gross profit expressed as a percentage of net sales decreased 1.0 percentage point to 34.5% in the first two quarters of 2013 from 35.5% in the first two quarters of 2012.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to the effect of the New York Style and Old London acquisition and the TrueNorth acquisition, a net price decrease of $0.5 million and a sales mix shift to lower margin products.  Operating income increased 4.4% to $76.5 million in the first two quarters of 2013, from $73.3 million in the first two quarters of 2012.

Net interest expense for the first two quarters of 2013 decreased $4.0 million or 17.0% to $19.8 million from $23.9 million in the first two quarters of 2012.  The decrease in net interest expense in the first two quarters of 2013 was primarily attributable to the refinancing of the Company’s long-term debt, including the issuance of 4.625% senior notes, the repurchase of 7.625% senior notes, and the repayment of tranche B term loans.

After taking into account $18.7 million of after tax charges relating to the refinancing and acquisition-related transaction costs, the Company’s reported net income under U.S. GAAP was $18.2 million, or $0.34 per diluted share, for the first two quarters of 2013, as compared to reported net income of $32.8 million, or $0.68 per diluted share, for the first two quarters of 2012.  The Company’s adjusted net income for the first two quarters of 2013, which excludes the refinancing charges and acquisition-related transaction costs, was $36.9 million, and adjusted diluted earnings per share was $0.70.  There were no adjustments to net income for the first two quarters of 2012.

For the first two quarters of 2013, adjusted EBITDA increased 7.1% to $88.0 million from $82.2 million for the first two quarters of 2012.  There were no adjustments to EBITDA for the first two quarters of 2012.

Guidance

Primarily to take into account the expected impact of the Pirate Brands acquisition, B&G Foods increased its adjusted EBITDA guidance for fiscal 2013 to a range of approximately $187.0 to $191.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, July 18, 2013.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (877) 723-9520 for U.S. callers or (719) 325-4784 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1569952. The replay will be available from July 18, 2013 through August 1, 2013.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income (loss) and reported diluted earnings (loss) per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income (loss) and diluted earnings (loss) per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of acquisition-related transaction costs and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by operating activities is included below for the second quarter and first two quarters of 2013 and 2012, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income (loss) and reported diluted earnings (loss) per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA expectations for fiscal 2013 and ability to pursue accretive acquisitions.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 29, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$202,407	$19,219
Trade accounts receivable, net	44,890	43,357
Inventories	103,942	89,757
Prepaid expenses and other current assets	6,279	5,326
Income tax receivable	6,498	4,262
Deferred income taxes	2,100	2,175
Total current assets	366,116	164,096

Property, plant and equipment, net of accumulated depreciation of $107,317 and $100,625	107,069	104,746
Goodwill	268,008	267,940
Other intangibles, net	641,873	637,196
Other assets	20,194	17,990
Total assets	$1,403,260	$1,191,968

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$28,237	$25,050
Accrued expenses	14,735	23,610
Current portion of long-term debt	43,200	40,375
Dividends payable	15,333	15,243
Total current liabilities	101,505	104,278

Long-term debt	821,422	597,314
Other liabilities	4,406	8,038
Deferred income taxes	127,446	121,163
Total liabilities	1,054,779	830,793
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 52,873,364 and 52,560,765 shares issued and outstanding as of June 29, 2013 and December 29, 2012	529	526
Additional paid-in capital	195,781	226,900
Accumulated other comprehensive loss	(10,874)	(11,095)
Retained earnings	163,045	144,844
Total stockholders’ equity	348,481	361,175
Total liabilities and stockholders’ equity	$1,403,260	$1,191,968

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$160,882	$148,612	$332,076	$305,951
Cost of goods sold	105,185	96,856	217,567	197,370
Gross profit	55,697	51,756	114,509	108,581

Operating expenses:
Selling, general and administrative expenses	17,318	14,629	33,826	31,269
Amortization expense	2,156	2,023	4,223	4,045
Operating income	36,223	35,104	76,460	73,267

Other expenses:
Interest expense, net	10,030	11,862	19,803	23,851
Loss on extinguishment of debt	28,478	—	28,478	—
(Loss) income before income tax (benefit) expense	(2,285)	23,242	28,179	49,416
Income tax (benefit) expense	(852)	7,216	9,978	16,612
Net (loss) income	$(1,433)	$16,026	18,201	32,804

Weighted average shares outstanding:
Basic	52,863	48,376	52,789	48,207
Diluted	52,863	48,724	52,902	48,523

Basic and diluted earnings per share	$(0.03)	$0.33	$0.34	$0.68

Cash dividends declared per share	$0.29	$0.27	$0.58	$0.54

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net (loss) income	$(1,433)	$16,026	$18,201	$32,804
Income tax (benefit) expense	(852)	7,216	9,978	16,612
Interest expense, net	10,030	11,862	19,803	23,851
Depreciation and amortization	5,599	4,473	11,019	8,914
Loss on extinguishment of debt	28,478	—	28,478	—
EBITDA(1)	41,822	39,577	87,479	82,181
Acquisition-related transaction costs	534	—	534	—
Adjusted EBITDA	42,356	39,577	88,013	82,181
Income tax benefit (expense)	852	(7,216)	(9,978)	(16,612)
Interest expense, net	(10,030)	(11,862)	(19,803)	(23,851)
Deferred income taxes	1,452	2,469	6,194	6,622
Amortization of deferred financing costs and bond discount	1,118	1,257	2,293	2,514
Acquisition-related transaction costs	(534)	—	(534)	—
Share-based compensation expense	1,490	1,289	2,160	2,029
Excess tax benefits from share-based compensation	151	130	(4,198)	(7,988)
Changes in assets and liabilities	(18,286)	(4,829)	(22,471)	(3,095)
Net cash provided by operating activities	$18,569	$20,815	$41,676	$41,800

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for acquisition-related transition costs, which include outside fees and expenses and restructuring and consolidation costs of acquisitions.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transition costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income (loss) as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Reported net (loss) income	$(1,433)	$16,026	$18,201	$32,804
Loss on extinguishment of debt, net of tax(1)	18,397	—	18,397	—
Acquisition-related transaction costs, net of tax	345	—	345	—
Adjusted net income	$17,309	$16,026	$36,943	$32,804
Adjusted diluted earnings per share (2)	$0.33	$0.33	$0.70	$0.68

(1)         Loss on extinguishment of debt for the second quarter of 2013 includes costs relating to our repurchase of $218.3 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $17.9 million, the write-off of deferred debt financing costs of $7.9 million and the write-off of unamortized discount of $2.6 million.  During the second quarter of 2012, we did not have any loss on extinguishment of debt.

(2)         For the second quarter of 2013, 238,931 shares of common stock issuable upon the achievement of performance goals in connection with share-based compensation awards have not been included in the calculation of diluted weighted average shares because the effect would be antidilutive on diluted loss per share.